EXHIBIT 10.18

Mr. Dave Johnson
7405 Pine Knoll Circle
Prospect, Kentucky 40059

Dear Dave,

I am very pleased to offer you employment with Molex Incorporated in the position of Vice President and Chief Financial Officer, reporting to our Chief Executive Officer. You will be an Executive Officer of the company and your role will be as a key leader in establishing the strategic direction of the company and ensuring the financial integrity of the organization.

Reporting directly to you will be the Finance Directors of each of our four geographic regions and New Ventures and the corporate finance staff.

The specifics of our offer include:

Compensation
____________
Base Salary:   $420,000 payable semimonthly on the 15th day
               and the last day of each month. You will receive a salary review after one year and each September 1 thereafter.

               You will be eligible to defer compensation under the Deferred Compensation provisions of the Molex Supplemental Executive Retirement Plan (SERP).
               The Deferred Compensation provisions allow you to defer up to 100% of your base compensation and/or 100% of your merit bonus. If you wish to defer compensation for calendar 2005, you will need to make an election within 30 days of your date of hire. The SERP is administered by Fidelity Investments and as a participant you may direct the investment of your Deferred compensation among the 11 investment options.

Bonus:         You will have an annual bonus plan each
               fiscal year (July 1 - June 30)
               based on corporate performance to business plan goals for revenue and net profit. The bonus includes a discretionary portion for your individual performance of your non-financial goals. Current bonus potential is 56% of base salary if plan goals are met, up to a maximum of 102% if goals are exceeded.
               Bonus plans are subject to periodic review and may change from fiscal year to year. Bonus payments are made in August of each year.

               You will receive a prorated bonus under the Molex bonus plan for the period from your date of hire through June 30, 2005 (payable in August, 2005).

Stock Options
_____________
The Administrative Committee of our Molex Incorporated Stock Option Plans has approved two option grants to you upon employment with Molex and a third grant in July 2006. These grants are in addition to any other grants you may be eligible to receive on an annual basis in the normal course of employment. The grants are as follows:

     1)   Hire Date      100,000 Class A shares
          Option Price   100% fair market value

     2)   Hire Date      25,000 Class A Restricted shares
          Option Price   $0

     3)   July 2006      15,000 Class A Restricted shares
          Option Price   $0

The option grants will be exercisable one year after the date of the grant. Thereafter, you may exercise your options during each of the next four consecutive years to the maximum extent of 25% of the shares granted. The right to exercise shares granted at 100% of fair market value is cumulative, so that in any given year you can exercise those shares you could have exercised in previous years but did not exercise. The restricted shares are automatically distributed to you each year. The Stock Option Plan Prospectuses are enclosed.

Each fiscal year you will be eligible to receive an option grant as are the other Officers. Option grants are based on the
company's performance and individual performance.   These option
grants will vest over five years at 25% each year and will have an option price of 100% of fair market value.

 In addition, under the Plan, you will be eligible for periodic
Restricted Grants at no cost to you.


Stock Bonus
___________
As an Officer of the company, you will be eligible to receive a Stock Bonus. The stock bonus may be awarded for fiscal years where the company meets or exceeds 15% or two times the industry average revenue growth and 10% after tax profit. The amount of stock granted is based on your base pay at the end of the fiscal year and the fair market value of the stock on the last day of the fiscal year, June 30. The number of shares awarded is equivalent in value to up to a maximum of 50% of the base pay. Twenty-five percent (25%) of the shares are distributed in July following the close of the fiscal year and 25% each July of the three succeeding years.

In addition to the shares granted under the Stock Bonus Plan, a cash bonus is awarded to cover the tax consequences of the stock granted.


Benefits
________
You are eligible to participate in all benefit programs effective your first day of employment with Molex. A complete summary of our medical plans, dental plan, life insurance and disability plans, Profit Sharing Retirement plan (typical annual contribution is 9% of base salary and bonus) and 401k Savings plan is enclosed. In addition, you will receive life insurance of one million dollars under our Executive Life Plan, four weeks vacation annually, an executive physical exam each year at the Mayo Clinic, and individual financial planning.


Company Automobile
__________________
You will receive a company-leased automobile or may elect to receive a monthly cash car allowance of $1,200. If you elect the leased car, maintenance and insurance costs are covered by the company. Each lease is for 36 months. Maintenance and insurance costs will be your responsibility if you elect to receive the cash car allowance.


Relocation
__________
To compensate for higher housing costs in the Chicago area compared to your current location, we will provide $300,000 for your home purchase. This amount will be grossed-up for taxes.

I have enclosed a copy of our relocation policy and agreement for your review. You will receive $10,000 miscellaneous expense payment in addition to the amount provided in the relocation policy. If there are any special needs that you have regarding relocation, I will be happy to discuss them with you.

Dave, I want to express our enthusiasm to have you join our team.
You will be a valuable addition to Molex and we fully appreciate your potential to contribute to the success of the company. If you have any questions, please call me at (630) 527-4593.

With best regards,


Kathi M. Regas
Vice President
Human Resources

KMR/Enclosure



Accepted by:  s/ David D. Johnson    Date:  March, 2005
             ______________________
                Dave Johnson